Exhibit (d)-(6)

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of June 21, 2017 (this “Agreement”), by and among Ridgegate Proprietary Limited, a proprietary company limited by shares existing under the laws of the Commonwealth of Australia, in its capacity as trustee of the CPH Zhaopin Holdings Unit Trust (the “Seller”), and Zebra Mergerco, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Purchaser”, together with the Seller, each a “Party” and collectively, the “Parties”). Capitalized terms not otherwise defined shall have the meaning ascribed in that certain Agreement and Plan of Merger, dated as of April 6, 2017, among SEEK International Investments Pty Ltd., the Purchaser and the Company (as defined below) (the “Merger Agreement”).

WITNESSETH:

WHEREAS, the Seller is the owner of 16,666,666 Class B ordinary shares, par value US$0.01 per share (the “Shares”), of Zhaopin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”); and

WHEREAS, the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, all of the Seller’s right, title and interest in and pertaining to the Shares at the Purchase Price, all upon the terms and conditions hereinafter set forth;

WHEREAS, on the date hereof, substantially concurrently with the execution of this Agreement, the Company has filed a Schedule 13E-3 in respect of the Merger with the SEC;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.	PURCHASE AND SALE

1.1           Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer and assign to the Purchaser, on the Closing Date (as defined below), all of the Seller’s right, interest and title in the Shares (including all dividends, distributions and other benefits attaching to the Shares, other than as set forth herein) for the Purchase Price. On the Closing Date, the Purchaser shall pay the Purchase Price to the Seller by a wire transfer of immediately available funds into an account designated by such Seller. The Purchaser acknowledges that the Shares shall convert automatically into Class A ordinary shares, par value US$0.01, of the Company upon the Closing in accordance with the Memorandum and Articles of the Company.

1.2           Deposit. On the date hereof, substantially concurrently with the execution of this Agreement, the Purchaser has deposited US$15,166,666.06 (such amount, as may be increased pursuant to Section 5.2, the “Signing Deposit”) by a wire transfer of immediately available funds into an account designated by the Seller.

1.3          The Closing.

(a)          The closing of the purchase and sale of the Shares and the other transactions contemplated hereby (the “Closing”) shall take place no later than 5 Business Days after such time as the SEC has completed its review, if any, of the Schedule 13E-3 filed by the Company in respect of the Merger, or at any other time as mutually agreed by the Parties; provided, that in no event shall the Closing occur before the date that is 30 days after the date hereof (the date on which the Closing occurs, the “Closing Date”).

(b)          At the Closing:

(i)	the Seller shall deliver, or cause to be delivered, to the Purchaser:

(A)	a duly executed share transfer form from the Seller in respect of the Shares in favor of the Purchaser or its nominee (as the Purchaser may direct) in accordance with the Memorandum and Articles of the Company;

(B)	a certificate duly executed by an authorized signatory of the Seller, dated as of the Closing Date, certifying that the conditions set forth in Section 4.2 have been satisfied;

(C)	all such other documents and instruments, if any, that are mutually determined by the Seller and the Purchaser to be necessary to effectuate the transactions contemplated by this Agreement; and

(ii)	the Purchaser shall deliver, or cause to be delivered, to the Seller:

(A)	subject to Section 6.4, a wire transfer of immediately available funds into an account designated by the Seller in the amount of the Purchase Price, less an amount equal to the Signing Deposit, and if already paid, the Second Deposit (as defined below);

(B)	a certificate duly executed by an authorized signatory of the Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Section 4.1 have been satisfied; and

(C)	all such other documents and instruments, if any, that are mutually determined by such Seller and the Purchaser to be necessary to effectuate the transactions contemplated by this Agreement.

(c)          Unless otherwise agreed by the Seller and the Purchaser, all actions at the Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at the Closing have been made.

(d)          If the Purchaser is not legally permitted to consummate the Closing and, as a result thereof, the Closing has not occurred on or prior to September 19, 2017 (a “Prohibition”), the Purchaser shall deposit, no later than September 20, 2017, an amount equal to the difference between (i) the Purchase Price minus (ii) the Signing Deposit by a wire transfer of immediately available funds into an account designated by the Seller (such amount, the “Second Deposit”). If a Prohibition contemplated by this paragraph (d) arises, or the Seller is not legally permitted to consummate the Closing, then the Closing shall take place as soon as reasonably practicable (but no later than 3 Business Days) following the date on which the Purchaser and Seller are legally permitted to consummate the Closing, and until such time, the Seller shall hold the Shares in trust for the Purchaser.

2.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the following representations and warranties to the Seller, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

2.1           Organization. The Purchaser is duly formed or organized, validly existing and in good standing (to the extent applicable) under its jurisdiction of organization or formation.

2.2           Authority; Binding Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due execution and delivery thereof by the Seller) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.3           Litigation. As of the date hereof, there is no material legal proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser, or any of its officers or directors in connection with such officer’s or director’s actions taken on behalf of the Purchaser or to which the Purchaser is otherwise a party relating to this Agreement or the transactions contemplated hereby.

2.4           No Conflicts. Except as would not have a material impact on the Purchaser’s ability to consummate the transactions contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and compliance by the Purchaser with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or to which any of the property or assets of the Purchaser is subject, nor will such action result in any violation of the provisions of organizational documents of the Purchaser or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of its properties.

2.5           No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by the Purchaser of its obligations hereunder or in connection with the consummation of the transactions contemplated by this Agreement other than any filings as may be required by the Securities Act or the Exchange Act.

2.6           Solvency and Financial Capability. The Purchaser is solvent and has not received any notice that an order has been made, petition presented or meeting convened for the winding up of the Purchaser or for the appointment of any provisional liquidator. The Purchaser has not received any notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any part of the property, assets and/or undertakings of the Purchaser. The Purchaser currently has and, at the Closing, will have, available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement and to make any other necessary payment contemplated hereunder.

2.7           Purchase for Investment. The Purchaser is acquiring the Shares for investment for its own account and not with a view towards any resale or distribution thereof except in compliance with the Securities Act. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person with respect to the Shares. The Purchaser hereby acknowledges that the Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration thereunder or an exemption therefrom, unless in a transaction not subject to the Securities Act.

2.8           Purchaser Status. The Purchaser is not a U.S. Person (as defined in Rule 902 of Regulation S).

2.9           No Reliance. The Purchaser has and had access to such reports, statements and announcements publicly released or published by the Company as shall have been reasonably necessary for the Purchaser to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement. The Purchaser has such knowledge and experience in financial and business matters as to enable the Purchaser to make an informed decision with respect to the Purchaser’s purchase of the Shares. The Purchaser is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Shares pursuant to this Agreement. In connection with such purchase, the Purchaser is not relying on the Seller or any of its affiliates or representatives (including any act, representation or warranty by the Seller or any of its affiliates or representatives) in any respect in making its decision to make such purchase except for such representations and warranties of the Seller made under Section 3 hereof.

3.	SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller makes the following representations and warranties to the Purchaser, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

3.1           Organization. The Seller is duly formed or organized, validly existing and in good standing (to the extent applicable) under its jurisdiction of organization or formation.

3.2           Authority; Binding Effect. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due execution and delivery thereof by the Purchaser) constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

3.3           Ownership and Transfer. The Seller has valid title to the Shares free and clear of all Liens. The Shares are owned of record by the Seller and, upon the transfer, assignment and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, the Purchaser will acquire good and marketable title to the Shares (as converted to Class A ordinary shares as set out in Section 1.1), free and clear of any and all Liens.

3.4           Litigation. As of the date hereof, there is no material legal proceeding pending or, to the knowledge of the Seller, threatened against the Seller, or any of its officers or directors in connection with such officer’s or director’s actions taken on behalf of the Seller or to which the Seller is otherwise a party relating to this Agreement or the transactions contemplated hereby.

3.5           No Conflicts. Except as would not have a material impact on the Seller’s ability to consummate the transactions contemplated by this Agreement, the execution and delivery of this Agreement and the sale and delivery of the Shares by the Seller and the consummation of the transactions contemplated herein and compliance by the Seller with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon the Shares or any property or assets of the Seller pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Seller is a party or by which the Seller is bound, or to which any of the property or assets of the Seller is subject, nor will such action result in any violation of the provisions of organizational documents of the Seller or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Seller or any of its properties.

3.6           No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by the Seller of its obligations hereunder, or in connection with the sale and delivery of the Shares hereunder or the consummation of the transactions contemplated by this Agreement other than any filings as may be required by the Securities Act or the Exchange Act.

3.7           Company Information. The Purchaser may receive or may have received, may have access to, and may be in possession of material, non-public, confidential information concerning the Shares, the Company, and the Company’s and/or its affiliates’ financial condition, results of operations, businesses, properties, active or pending litigation, assets, liabilities, management, projections, appraisals, plans and prospects (“Purchaser Information”) that has not been disclosed to the Seller. The Purchaser Information may be indicative of a value of the Shares that is substantially different from the Purchase Price to be paid by the Purchaser to the Seller in the transaction contemplated hereby. The Seller expressly waives and releases the Purchaser from any and all claims and liabilities arising from the Purchaser’s failure to disclose, or the Seller’s failure to obtain and review, the Purchaser Information, and the Seller agrees to make no claim against the Purchaser in respect of the transactions contemplated hereby relating to the Purchaser’s failure to disclose, or the Seller’s failure to obtain and review, such Purchaser Information. Nothing in this Section 3.7 affects the rights of the Seller, or the obligations of the Purchaser, under Section 5.2 or the obligations of the Seller under Section 5.4.

4.	CONDITIONS PRECEDENT

4.1          The obligations of the Seller under Section 1.2(b)(i) hereof are subject to the following conditions:

(a)          All of the representations and warranties of the Purchaser contained in Section 2 shall be true and correct in all material respects (other than the Purchaser’s representations and warranties set forth in Sections 2.1 and 2.2, which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all material respects only as of such time), and

(b)          The Purchaser shall have performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

4.2          The obligations of the Purchaser under Section 1.2(b)(ii) hereof are subject to the following conditions:

(a)          All of the representations and warranties of the Seller contained in Section 3 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1, 3.2 and 3.3, which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all material respects only as of such time), and

(b)          The Seller shall have performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

5.	COVENANTS

5.1          Notification. Each Party will notify the other Party as soon as reasonably practicable (but in any event prior to the Closing Date) in the event it comes to such Party’s attention that any of such Party’s representations or warranties set out in this Agreement has ceased to be true and accurate in any material respect or there has been any breach by such Party of any of its agreements contained in this Agreement or any failure by such Party to comply with any of its obligations contained in this Agreement.

5.2          Price Adjustment.

(a)          If following the date hereof and prior to consummation of the Merger, the aggregate amount of the sum of (i) the Per Share Merger Consideration and (ii) the per Share amount of the Special Dividend is increased to be greater than US$9.10 (such sum, the “Adjusted Per Share Merger Consideration”) in respect of the Merger, the Purchaser shall deliver, or cause to be delivered, within 7 Business Days after the increase in the Per Share Merger Consideration and/or the per Share amount of the Special Dividend, as applicable, a wire transfer of immediately available funds into an account designated by the Seller in an amount equal to 10% of the product of (i) the number of Shares multiplied by (ii) the difference of (A) the Adjusted Per Share Merger Consideration minus (B) US$9.10 (the product of clauses (i) and (ii), the “Adjusted Seller Merger Consideration” and, such 10% of the Adjusted Seller Merger Consideration, the “Initial Signing Deposit Adjustment), and the Signing Deposit shall be deemed to be increased in the amount of the Initial Signing Deposit Adjustment and the Purchase Price shall be deemed to be increased in the amount of the Adjusted Seller Merger Consideration; provided that if the Adjustment Per Share Merger Consideration occurs following the Closing and prior to the consummation of the Merger, the Purchaser shall pay the full amount of the Adjusted Seller Merger Consideration to the Seller within such 7 Business Days.

(b)          For the avoidance of doubt, to the extent that there is a further increase to the Adjusted Per Share Merger Consideration prior to the consummation of the Merger, then the Purchaser shall deliver, or cause to be delivered, within 7 Business Days after such increase, a wire transfer of immediately available funds into an account designated by the Seller in an amount equal to 10% of the product of (i) the number of Shares multiplied by (ii) the difference of (A) the Adjusted Per Share Merger Consideration (after taking into account such increase) minus (B) the Adjusted Per Share Merger Consideration (prior to taking into account such increase) (the product of clauses (i) and (ii), the “Further Adjusted Seller Merger Consideration” and, such 10% of the Further Adjusted Seller Merger Consideration, the “Further Signing Deposit Adjustment”), and the Signing Deposit, as may have been increased pursuant to Section5.2(a), shall be deemed to be further increased in the amount of the Further Signing Deposit Adjustment and the Purchase Price, as may have been increased pursuant to Section 5.2(a), shall be deemed to be further increased in the amount of the Further Adjusted Seller Merger Consideration; provided that if such further increase to the Adjustment Per Share Merger Consideration occurs following the Closing and prior to the consummation of the Merger, the Purchaser shall pay the full amount of the Further Adjusted Seller Merger Consideration to the Seller within such 7 Business Days.

5.3          Restriction on Sale. After the date hereof and until the Closing, the Seller will continue to hold the Shares. The Seller agrees that it will not, nor will it permit its directors, officers or employees, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, solicit, initiate, participate in negotiations with respect to, encourage or assist the submission of any proposal, negotiation or offer from any person, other than the Purchaser and its representatives, relating to the direct or indirect sale or any other form of disposition of the Shares. The Seller hereby agrees not to sell or transfer or agree to sell or transfer any of the Shares held by it before the earlier of the Closing and the termination of this Agreement in accordance with its terms without the prior written consent of the Purchaser.

5.4          Voting in Favor of Merger. If the record date for the extraordinary general meeting of the Company’s shareholders with respect to the Merger occurs prior to the Closing, the Seller hereby agrees to vote the Shares in favor of the Transactions, including the Merger and in favor of the resolutions set forth in the Schedule 13E-3 filed in respect of the Merger as recommended by the Board (and the Seller hereby waives any and all appraisal or dissenters’ rights and any similar claims with respect to the Merger or the transactions contemplated hereby).

5.5          Disclosure. The Parties acknowledge and agree that the transactions contemplated under this Agreement may be considered a “going-private” transaction under Rule 13e-3 under the Exchange Act (“Rule 13e-3”) and agree to cooperate with one another and provide all information necessary to satisfy the applicable disclosure requirements under Rule 13e-3 and Section 13(d) of the Exchange Act. Each Party may disclose the terms of this Agreement as required by the rules of a U.S. or foreign securities exchange, or in any filings with the SEC as required by the Securities Act or the Exchange Act, including in connection with the submissions contemplated under Rule 13e-3 and in an amendment to the Schedule 13D of the Seller. The Seller expressly acknowledges that it has received a copy of the Schedule 13E-3 in respect of the Merger.

6.	MISCELLANEOUS

6.1          Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 6.1:

“knowledge of” means, with respect to any person, the actual knowledge and constructive knowledge of such person.

“Liens” means security interests, claims, liens, equities or other encumbrances of any kind including, but not limited to, any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any person and any adverse claim as to title, possession or use, in each case, other than those, arising pursuant to the Securities Act, the Exchange Act or other applicable securities laws or the Memorandum and Articles of the Company as in effect from time to time.

“Purchase Price” means US$151,666,660.60, being the aggregate amount equal to the product of (a) US$9.10 and (b) the number of Shares, as may be increased pursuant to Section 5.2.

6.2          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of the Purchaser and the Seller;

(b)          by the Purchaser, in the event of a material breach of any provision of this Agreement by the Seller (if such breach has not been cured within 30 days following receipt by the Seller of written notice of such breach); provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 6.2(b) if Purchaser is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; provided, further, that, notwithstanding anything in this Agreement to the contrary, in no event shall the Seller be deemed to be in breach of any provision of this Agreement for all purposes hereunder in the event the Seller is not legally permitted to consummate the Closing (other than as a result of an act or omission by Seller); or

(c)          by the Seller, in the event of a material breach of any provision of this Agreement by the Purchaser (if such breach has not been cured within 30 days following receipt by the Purchaser of written notice of such breach); provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 6.2(c) if Seller is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; provided, further, that, notwithstanding anything in this Agreement to the contrary but subject to the Purchaser’s compliance with its obligations with respect to the Second Deposit pursuant to Section 1.3(d), in no event shall the Purchaser be deemed to be in breach of any provision of this Agreement for all purposes hereunder in the event the Purchaser is not legally permitted to consummate the Closing (other than as a result of an act or omission by Purchaser).

6.3          Effect of Termination.

(a)          Upon the termination of this Agreement, all further obligations of the Parties under this Agreement (other than this Section 6.3 and Sections 6.4, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11 and 6.12, which, for the avoidance of doubt, shall survive the termination of this Agreement) shall terminate without liability of any Party to the other Party, except that no such termination shall relieve any Party from liability for any fraud or willful and intentional breach of this Agreement.

(b)          Promptly (and in any event within 5 Business Days) following the termination of this Agreement pursuant to Section 6.2(b), the Seller shall return the Signing Deposit and, if applicable, the Second Deposit by a wire transfer of immediately available funds into an account designated by the Purchaser. For the avoidance of doubt, the Signing Deposit shall be nonrefundable in the event this Agreement is terminated pursuant to Section 6.2(a) or Section 6.2(c).

6.4          No Duplicate Payments. Notwithstanding anything in this Agreement to the contrary, in the event the closing of the Merger occurs prior to the Closing and the Seller is entitled to receive the consideration payable in respect of the Shares under the Merger Agreement pursuant to the terms thereof, at the election of the Purchaser, (i) the Seller shall promptly return the Signing Deposit and, if applicable, the Second Deposit by wire transfer of immediately available funds into an account designated by the Purchaser (less any amount by which the Purchase Price exceeds the consideration payable in respect of the Shares under the Merger Agreement) or (ii) such consideration payable in respect of the Shares under the Merger Agreement shall be offset and reduced by the amounts paid by the Purchaser to the Seller hereunder (including the Signing Deposit and, if applicable, the Second Deposit) or otherwise payable to the Seller at the Closing (less any amount by which the Purchase Price exceeds the consideration payable in respect of the Shares under the Merger Agreement), it being understood that in no event shall the Seller be entitled to receive both the Purchase Price hereunder and the full consideration payable in respect of the Shares under the Merger Agreement.

6.5          Further Assurances. The Seller and the Purchaser agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

6.6          Complete Agreement; Amendments; Waivers. This Agreement constitutes the complete agreement between the Parties with respect to the subject matter hereof, supercedes any previous agreement or understanding between them relating hereto and may not be modified, altered or amended except as provided herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

6.7           Expenses. Each Party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

6.8           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

6.9           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consent shall be void.

6.10         Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Hong Kong regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.11        Dispute Resolution.

(a)          Any dispute, controversy, difference, claim, action or proceeding against any Party or arising out of or in any way relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the time when the Notice of Arbitration is submitted. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The Tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing Parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)          Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

6.12         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by international courier to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Seller, to:

Ridgegate Proprietary Limited
c/o Consolidated Press Holdings Limited

Level 39

161 Castlereagh Street

Sydney NSW 2000

Australia

Attention: Katie Andrews

Facsimile: +61 (0)2 8569 1712

E-mail: KAndrews@cph.com.au

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue

New York, New York 10022
U.S.A.

Attention: Elizabeth Pagel Serebransky
Facsimile: +1 212 521 7785

E-mail: epagelse@debevoise.com

If to the Purchaser, to:

Zebra Mergerco, Ltd.

c/o Citco Trustees (Cayman) Limited

89 Nexus Way, Camana Bay, P.O. Box 31106

Grand Cayman KY1-1205, Cayman Islands

Attention:     Company Secretary

Facsimile: +1 (345) 945-7566

with a copy to each of (which shall not constitute notice):

Weil, Gotshal & Manges LLP

29/F Alexandra House

18 Chater Road

Central, Hong Kong

Attention: Akiko Mikumo

Facsimile: +852-3015-9354

E-mail: akiko.mikumo@weil.com

with a copy to (which alone shall not constitute notice):

Paul Hastings

21-22/F Bank of China Tower

1 Garden Road

Central, Hong Kong

Attention: Douglas Freeman / Victor Chen

Facsimile: +852-3192-9730 / +852-3192-9729

E-mail: douglasfreeman@paulhastings.com /

victorchen@paulhastings.com

with a copy to (which alone shall not constitute notice):

Suite 1606

One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Adam Hornung

Facsimile: +852 2179-1978

E-mail: legal@hillhousecap.com

with a copy to (which alone shall not constitute notice):

Suite 705-708 ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Mr. George Chuang / Mr. Brian Lee

Facsimile: +852-3107-2490

E-mail: georgechuang@fountainvest.com / brianlee@fountainvest.com

6.13         Survival. All of the representations, warranties, covenants and agreements of the Parties in this Agreement shall survive the Closing.

6.14         Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.15         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

6.16         Continuing Effect. Each provision of this Agreement shall continue in full force and effect after the Closing, except to the extent that a provision has been fully performed on or before the Closing.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Ridgegate Proprietary Limited
IN ITS CAPACITY AS TRUSTEE OF THE CPH ZHAOPIN HOLDINGS UNIT TRUST

By:	/s/ Michael Johnston
Name: Michael Johnston
Title: Director

By:	/s/ Catherine Davies
Name: Catherine Davies
Title: Company Secretary

[Signature Page to Share Purchase Agreement]

Zebra Mergerco, Ltd.

By:	/s/ Colm O’Connell
Name: Colm O’Connell
Title: Director

[Signature Page to Share Purchase Agreement]